UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2019
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	LBY	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On August 26, 2019, Libbey Inc. committed to an organizational realignment plan focusing on transformational actions and structural changes to lower the Company’s cost base, improve its financial performance and cash flow generation, and create a simplified organization best positioned to deliver against its key financial and operational priorities. The plan includes the following actions, which are expected to be substantially completed by the end of the second quarter of 2020:

•	Transitioning to a global, functionally aligned organization to better leverage expertise and scale;

•	Centralizing manufacturing operations and supply chain management to optimize and leverage capabilities and capacity across the global network;

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Integrating e-commerce functions into the core business, resulting in a more efficient omni-channel commercial operating structure as well as the creation of a new global marketing organization to drive efficiencies;

•	Decreasing the number of organizational layers and broadening managers’ spans of control to simplify decision making and improve agility and responsiveness; and

•	Leveraging our extensive sales and channel expertise to drive synergies and growth across Libbey’s United States & Canada and Latin America regions.

As a result of the plan, we expect to incur pre-tax charges in the range of approximately $4.5 million to $7.0 million, the impact of which is expected to be roughly evenly divided between the third and fourth quarters of 2019. This estimate consists of: (i) $2.5 million to $4.5 million in severance, and other employee related costs, and (ii) anticipated pension settlement costs of $2.0 million to $2.5 million. The severance and other employee costs will primarily be settled in cash beginning in the third quarter of 2019 and will be substantially settled by the end of the second quarter of 2020. The anticipated pension settlement charges will consist of non-cash charges and are expected to be recorded in the fourth quarter of 2019. The charges the Company expects to incur in connection with this plan are subject to a number of assumptions, and actual results may differ materially. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or in connection with, these actions.
Item 5.02 Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the organizational realignment plan described above, on August 26, 2019, the Board appointed James C. Burmeister to the additional role of Senior Vice President, Chief Operating Officer, effective October 1, 2019. While the Company conducts a search for a new chief financial officer, Mr. Burmeister also will continue in his current role as the Company’s Senior Vice President, Chief Financial Officer.

In his expanded role, Mr. Burmeister will have primary responsibility for the Company’s manufacturing, engineering, and supply chain operations, in addition to his continuing responsibilities for the Company’s accounting, finance and information technology functions.

There are no changes to Mr. Burmeister’s compensation in connection with this appointment.

Mr. Burmeister, age 52, has served as the Company’s Senior Vice President, Chief Financial Officer, since June 2018. Mr. Burmeister joined the Company as Vice President, Chief Financial Officer on March 30, 2017. Mr. Burmeister came to Libbey from The Andersons, Inc. (NASDAQ: ANDE), where he served since 2014 as Vice President, Finance and Treasurer, managing the treasury, tax, investor relations, sourcing, business development and continuous improvement functions. From 2005 until joining The Andersons, Inc., Mr. Burmeister held roles of increasing responsibility in operations finance with Owens Corning (NYSE: OC). Earlier in his career, Mr. Burmeister served in a variety of roles with General Electric (NYSE: GE), including an assignment with GE’s highly regarded Corporate Audit Staff, and with Rubbermaid in its supply chain function. Mr. Burmeister is a graduate of the Naval Academy and served as a commissioned officer in the U.S. Marine Corps from 1990 to 1995.

Also effective October 1, 2019, William A. Mossing will transition from his current role as Senior Vice President, Chief Supply Chain Officer to the new position of Vice President, Global Supply Chain and will cease to be an executive officer of the Company.

Item 9.01 Financial Statements and Exhibits

d)	The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release dated August 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Libbey Inc. Registrant
Date: August 27, 2019	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Senior Vice President, General Counsel & Secretary